Exhibit 99.4

Sizmek to Acquire Rocket Fuel – FAQ – Sizmek Employees

Internal-Use Only

Background

On July 18, 2017, Sizmek announced that we have entered into a definitive acquisition agreement with Rocket Fuel, an industry leading predictive marketing platform that uses AI to anticipate optimal consumer response to messaging. Under the terms of the agreement, Sizmek, backed by Vector Capital, will acquire all outstanding shares of Rocket Fuel common stock for $2.60 per share in an all-cash tender offer, or an enterprise value of approximately $145 million. The acquisition brings together two of the world’s most respected names in advertising technology, to create the largest independent marketing platform built for agencies and brands. It will fuse together AI powered predictive analytics, dynamic creative and media optimization to drive true campaign performance.

Who is Rocket Fuel?

Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and brands to anticipate people’s need for products and services. Headquartered in Redwood City, California, Rocket Fuel has more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol “FUEL.” They have a unified DMP and self-service DSP, built on the foundation of AI. Rocket Fuel’s DSP was recently ranked as a top leader in Forrester’s Omnichannel Demand Side Platform, Q2 2017 report.

What are the deal terms?

Under the terms of the Agreement, Sizmek, backed by Vector Capital, will commence a tender offer to purchase all outstanding shares of Rocket Fuel common stock for $2.60 per share in cash, or an enterprise value of approximately $145 million. The proposed transaction, which is expected to close by the 3rd quarter of 2017, is conditioned upon, among other things, satisfaction of a minimum tender condition, regulatory approvals and other customary closing conditions. There are no financing conditions associated with the proposed Agreement. Rocket Fuel’s board of directors has unanimously approved the transaction and recommended that its shareholders tender their shares. Assuming completion of the proposed transaction, Rocket Fuel will become a privately-held company.

Strategy

Why did Sizmek enter into a definitive agreement to acquire Rocket Fuel?

Rocket Fuel is a household name in our industry and well-known around the globe. They have a unified DMP and self-service DSP, built on the foundation of AI. In fact, Rocket Fuel’s DSP was recently ranked a top leader in Forrester’s Omnichannel Demand Side Platform, Q2 2017 report. In addition, Rocket Fuel has the third largest Hadoop data infrastructure in the world that will enable us to better scale our data business with their leading machine-learning engineering talent based in Silicon Valley. We were also drawn to their talented global sales and customer success organization.

What was the strategic rationale behind the agreement?

The strategic rationale behind the agreement is based on a shared vision of building the leading predictive multi-channel marketing platform for agencies and brands. The acquisition will serve to create:

•	Significant growth opportunities: Programmatic advertising continues to grow significantly, and will grow further due to TV dollars shifting into digital. We will be well-positioned to gain a significant market share growth potential.

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•	A strategic position: Adding Rocket Fuel’s DSP and DMP to Sizmek enables us to build a comprehensive buy-side stack.

•	Revenue synergies: An opportunity to both cross-sell into Sizmek’s international customer base, mid-sized agency and top advertiser accounts, and gain access to Rocket Fuel’s clients.

•	True global scale: The acquisition combines Rocket Fuel’s multi-national operations with Sizmek’s equally global presence. Combined, the two companies connect more than 20,000 advertisers and 3,600 agencies to audiences in over 70 countries around the globe, and service a client base comprised of an overwhelming majority of the world’s most recognized brands and agencies.

When will the acquisition be completed?

We are aiming for the transaction to be completed by the third quarter of 2017. Before the deal can close, a variety of customary closing conditions must be met, including at least a majority of the shares of Rocket Fuel’s common stock are tendered into the offer.

How will the products be integrated to better serve customers?

For both Sizmek and Rocket Fuel clients, we’ll be able to offer a full stack solution on a global scale that’s more efficient and effective in truly optimizing campaigns. We will integrate Sizmek’s ad serving and data capabilities with Rocket Fuel’s DSP and DMP to create this full stack. The acquisition of Rocket Fuel brings omni-channel creativity and AI-enabled decisioning together under one roof, providing our clients with a self-service predictive marketing platform that optimizes campaigns across the entire media plan. This is the next logical step in marketing automation–media optimization and full creative optimization combined, bringing together the context and the creative for the optimal consumer experience. The result is advertising that is deeply personalized, highly intuitive, and AI-enabled for peak performance, redefining the boundaries of creative possibility and media execution.

For Sizmek clients specifically, they will be able to take advantage of an enhanced platform that includes all our existing capabilities, plus a DSP, DMP and AI capabilities. The integration will help us to significantly grow our programmatic business by offering a broader DCO and DSP combination, a Peer39 integration into a leading DSP, and scale our Vantage business.

For Rocket Fuel clients, Sizmek already has a large SaaS platform that will help to accelerate their ambitions to grow their clients’ own SaaS business. Another opportunity for both companies is to build a new solution that provides outcome certainty across brand and performance KPI’s.

How will this impact our product roadmap?

The acquisition will give us access to new products (i.e. a DSP and DMP from Rocket Fuel). It will also give us access to additional product and engineering resources and great new talent.

We are continuing with our goal to upgrade 80% of our clients to Sizmek Advertising Suite by end of year.

Our objective is to continue to move our business to SaaS and merge the different solutions into one unified platform, and in the meantime we are pushing full steam ahead. We are aiming to announce a more detailed product roadmap soon after the acquisition closes.

Who is managing the integration of Rocket Fuel into Sizmek?

Business will remain as usual until organizations are combined. We are forming an integration team to work on the integration planning.

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How will we be branded? What will happen to the Rocket Fuel brand/logo?

During the integration process, the integration team will evaluate how our brands resonate with our clients and the market, and use those insights to make an informed decision once the deal is finalized.

What is Vector’s overall strategy post the Rock Fuel acquisition?

Post the Rocket Fuel acquisition, we have a real opportunity to be an independent player in the adtech space that offers a full stack solutions for agencies and brands, spanning the entire media plan. Vector is committed to use the combination of Sizmek and Rocket Fuel to separate itself in the fragmented adtech ecosystem, particularly in the data and programmatic realm on the buy-side.

Personnel

How many employees does Rocket Fuel have?

Rocket Fuel has approximately 850 employees in 23 offices around the globe.

Will my job be affected? Will there be layoffs?

When two companies join together, the result is a combined organization that creates new and exciting opportunities. This acquisition not only strengthens our global sales and operations units but also helps us grow to a truly global product and engineering team.

We will use the next several weeks to start planning what a new combined entity will look like after we close.

Sizmek and Rocket Fuel both have offices in several of the same cities. Which offices will remain open? Will there be any office closures?

Where it makes sense, we will consolidate facilities as appropriate. Between now and the close of this transaction, we will research our options and decide based on future hiring and location of our clients. We will inform staff in advance should there be any change in location.

What is the structure of the combined leadership team?

Mark Grether and Randy Wootton, CEO of Rocket Fuel, are starting the work to plan out the details of our integration that will be finalized upon the completion of the deal.

Customer

What are the benefits for our customers?

Sizmek is built on the belief that creating impressions that inspire is vital for agencies and brands to build meaningful, long-lasting relationships with their customers. We’re reinforcing our commitment to our clients by bringing together the best of both worlds—omni-channel creativity coupled with AI-enabled decisioning. With the integration, our clients will gain access to a leading DSP and DMP and the most robust dynamic creative optimization and ad serving capabilities all under one roof. This is the next logical step in marketing automation – media optimization and full creative optimization combined, bringing together the context and the creative for the optimal consumer experience. The result is advertising that is deeply personalized, highly intuitive, and AI-enabled for peak performance, redefining the boundaries of creative possibility and media execution.

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Are there any common customers?

Yes, there are common customers, which is a great opportunity to cross-sell our upcoming full stack platform and complementary offerings.

How does this deal improve our overall competitiveness?

It will position us very well in the market as we’ll have a full stack platform for agencies and brands. The media plan is complex, and while Google and Facebook may make up a portion of the media, in order to successfully engage with consumers around a wide variety of content and platforms, agencies and brands need a holistic and independent predictive marketing platform that spans the media plan. That’s where we come in—our predictive marketing platform will optimize across different inventory providers including Google and Facebook.

Will our clients be notified?

Yes, both Sizmek and Rocket Fuel sent emails to their global distribution lists after the announcement went live. Additionally, all client leaders should be proactively reaching out to their clients (they will be receiving a list of who they should be reaching out to). Please be sure to use the client talking points provided to ensure messaging is consistent.

When will the teams receive training on Sizmek/Rocket Fuel?

Training will take place after the completion of the deal.

Next Steps

What happens now?

The transaction, which is expected to close by the third quarter of 2017, is conditioned upon satisfaction of a minimum tender offer condition, regulatory approvals and other customary closing conditions. Until the deal closes it is business as usual for all of us and we will continue to operate as two separate companies. The most important thing right now is for us to stay focused at exceeding our Q3 goals.

Whom should I contact if I have additional questions about the acquisition?

If you have any additional questions please contact growth@sizmek.com.

Cautions Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”), the capabilities of the combined company following the acquisition, and Rocket Fuel’s expectations for its Media Services business and second half financial results. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

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Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this communication, and Sizmek expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel, Sizmek, through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.

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